Exhibit 10.1

SHARE PURCHASE/ EXCHANGE AGREEMENT

This Share Purchase/ Exchange Agreement (the “Agreement”) is made and entered into as of December 23, 2021 (the “Effective Date”), by and among Tengjun Biotechnology Corp. (“Tengjun” or the “Parent”) a Nevada corporation, Tengjunxiang Biotechnology Ltd. (the “Company”), a Cayman Islands corporation, and the Company’s eleven shareholders (the “Selling Shareholders”): Min Xing Biotechnolgy Ltd, Pastoral Technology Co., Ltd., Shu Zhilin Trading Co., Ltd., Teng Rui Xiang Bio-Tech Ltd., Aihua Trading Co., Ltd, Rock Climbing Technology, Langtaosha Trading Co., Ltd., Min Cheng Biotechnology Ltd, Kangfan Technology Co., Ltd., Chaorong Technology Co., Ltd., and Shengrui Biotechnology Co., Ltd. The Company together with the Selling Shareholders are sometimes hereinafter collectively referred to as the “Sellers” and each as a “Seller.” The Parent, the Company, and the Selling Shareholders are sometimes hereinafter collectively referred to as the “Parties” and each as a “Party.”

RECITALS

WHEREAS, the Company is in the business of developing and producing a variety of traditional Chinese teas and other Chinese food products in China;

WHEREAS, Tengjun seeks to acquire five hundred million (500,000,000) ordinary shares of the Company, representing one hundred percent (100%) of the issued and outstanding shares of the Company;

WHEREAS, the Selling Shareholders collectively own 100% of all issued and outstanding shares of the Company (the “Company Shares”); and

WHEREAS, the Selling Shareholders have jointly agreed to sell or transfer to Tengjun one hundred percent (100%) of the Company Shares in exchange for a total of 19,285,714 shares of Tengjun’s common stock, par value $0.001 per share (the “Tengjun Shares”) in the respective amounts opposite the names of the Selling Shareholders as set forth on Exhibit A, at $0.19 per share for the total valuation of $3,675,000 of the Company as agreed by the Tengjun, Company and the Selling Shareholders.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, representations, warranties, covenants and agreements herein contained, the Parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE 1
THE TRANSACTIONS

1.1 Share Purchase/ Exchange. At the Closing, each of the Selling Shareholders shall sell, transfer, convey, assign and deliver to Tengjun all of the Company Shares free and clear of all Liens in exchange for an aggregate of 19,285,714 shares of Tengjun Shares (the “New Issuance”), which is valued at $0.19 per share as agreed by all the Parties. As a result of such exchange (the “Stock Exchange”), the Company shall become a wholly-owned subsidiary of Tengjun and the Selling Shareholders shall collectively own 19,285,714 Tengjun Shares, representing approximately 29.53% of the then issued and outstanding shares of Tengjun Shares on a fully diluted basis. Each Selling Shareholder shall receive the respective amount of Tengjun Shares set opposite to their names as set forth on Exhibit A.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF THE SELLING SHAREHOLDERS

Each Selling Shareholder jointly and severally represents and warrants to the Parent and Company, as follows:

2.1. Organization Standing and Corporate Power. Each Selling Shareholder is duly organized, validly existing and in good standing under the Laws of British Virgin Islands or the jurisdiction where it was incorporated or formed and has the requisite corporate power and authority and all government licenses, authorizations, permits, consents and approvals required to own, lease and operate its properties and carry on its business as now being conducted in various jurisdictions.

2.2. Authority. Each Selling Shareholder has all requisite authority and power to enter into and deliver this Agreement and any other ancillary documents to which it is a party, and any other certificate, agreement, document or instrument to be executed and delivered by such Selling Shareholder in connection with the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each of the documents to which each Selling Shareholder is a party will be, duly and validly authorized and approved, executed and delivered by such Selling Shareholder.

2.3. No Conflicts. The execution and delivery of this Agreement by each Selling Shareholder (i) will not require the consent of any Governmental Entity under any Laws; (ii) will not violate any Law, regulations or ordinances applicable to the Company; and (iii) will not violate or breach any contractual obligations of any Selling Shareholder based on any Contract to which any of the Selling Shareholders is a party and which prohibits the Stock Exchange contemplated hereby.

2.4. No Finder’s Fee. Neither the Selling Shareholders, nor their agent(s) or representative(s) has engaged any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the Stock Exchange contemplated herein.

2.5. Ownership of Shares. Each of the Selling Shareholders owns, of record and beneficially, and has good, valid and indefeasible title to and the right to transfer to Tengjun pursuant to this Agreement, the Company Shares held by Selling Shareholders, free and clear of any and all Liens. There are no options, rights, voting trusts, stockholder agreements or any other Contracts or understandings to which any Selling Shareholder is a party or by which any Selling Shareholder, or such Company Shares held by Selling Shareholders, are bound with respect to the issuance, sale, transfer, voting or registration of such Company Shares held by any Selling Shareholder. At the Closing Date, Tengjun will acquire good, valid and marketable title to all of the Company Shares held by Selling Shareholders free and clear of any and all Liens.

2.6. Purchase Entirely for Own Account. The Tengjun Shares to be acquired by each of the Selling Shareholders will be acquired for their own account, and not with a view to the resale or distribution of any part thereof, and none of the Selling Shareholders has any present intent of selling or otherwise distributing any part or all of the Tengjun Shares, except in compliance with applicable securities laws.

2.7. Restricted Securities. Each Selling Shareholder understands that the Tengjun Shares are characterized as “restricted securities” under the Securities Act in as much as this Agreement contemplates that, if acquired by the Selling Shareholder pursuant hereto, the Tengjun Shares would be acquired in a transaction not involving a public offering. The issuance of any of the Tengjun Shares hereunder is being effected in reliance upon an exemption from registration afforded under Section 4(a)(2) of the Securities Act. Each Selling Shareholder further acknowledges that if the Tengjun Shares are issued to such Selling Shareholder in accordance with the provisions of this Agreement, such Tengjun Shares may not be resold without registration under the Securities Act or the existence of an exemption therefrom. Each Selling Shareholder represents that they are familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

2.8. Acknowledgement of Non-Registration. Each Selling Shareholder understands and agrees that the Tengjun Shares to be issued pursuant to this Agreement have not been registered under the Securities Act or the securities Laws of any State of the U.S.

2.9. Available Information. Each Selling Shareholder has such knowledge and experience in financial and business matters that he or she is capable of evaluating the merits and risks of an investment in the Parent and has had an opportunity to ask questions of and receive answers from the management team of the Parent relative to the financial condition and affairs thereof.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the other Parties that:

3.1. Organization, Standing and Corporate Power. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the Cayman Islands and has the requisite corporate power and authority and all government licenses, authorizations, permits, consents and approvals required to own, lease and operate its properties and carry on its business as now being conducted in various jurisdictions.

3.2. Authority. The Company has all requisite authority and power (corporate and other), licenses, authorizations, consents and approvals to enter into and deliver this Agreement and any of the other ancillary documents to which the Company is a party and any other certificate, agreement, document or instrument to be executed and delivered by the Company in connection with the Transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder and to consummate the Transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other ancillary documents by the Company and the performance by the Company of its obligations hereunder and thereunder and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Company. The Company does not need to give any notice to, make any filing with, or obtain any authorization, consent or approval of any Person or Governmental Authority in order for the Parties to execute, deliver or perform this Agreement or the transactions contemplated hereby. This Agreement has been, and any ancillary documents to which the Company is a party will be, duly and validly authorized and approved, executed and delivered by the Company.

The execution and delivery of this Agreement by the Company and the consummation of the Stock Exchange by this Agreement will not result in any Material violation of the Company’s memorandum and articles of association (the “M&A”), as amended from time to time, or any applicable Law or Material Agreement, as defined below, to which the Company is a party.

3.3. Capital Structure of the Company. As of the date of this Agreement, all outstanding shares of ordinary shares of the Company are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. As of the date hereof, Selling Shareholders collectively own five hundred million (500,000,000) shares of the Company Shares, constituting 100% of the Company Shares issued and outstanding. As soon as practicable after the Closing, the Company shall update its share registration record to reflect Tengjun as the sole owner of the Company Shares purchased or exchanged pursuant to this Agreement.

3.4. Governmental Authorization. No consent, approval, Order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity, is required in connection with the execution and delivery of this Agreement or the consummation of the Stock Exchange contemplated hereby.

3.5. Absence of Certain Changes or Events. As of the date of this Agreement, the Company has conducted its business only in the ordinary course consistent with past practice, and there is not and has not been any:

3.5.1 Material Adverse Change with respect to the Company;

3.5.2 condition, event or occurrence which could reasonably be expected to prevent, hinder or Materially delay the ability of the Company to consummate the Stock Exchange;

3.5.3 incurrence, assumption or guarantee by the Company of any indebtedness for borrowed money other than those disclosed in subsection 3.9 or in the ordinary course and in amounts and on terms consistent with past practices;

3.5.4 creation or other incurrence by the Company of any Lien on any Asset other than those disclosed in subsection 3.9 or in the ordinary course consistent with past practices;

3.5.5 labor dispute, other than routine, individual grievances, or, to the knowledge of the Company, any activity or proceeding by a labor union or representative thereof to organize any employees of the Company to conduct any lockouts, strikes, slowdowns, work stoppages or threats by or with respect to such employees;

3.5.6 payment, prepayment or discharge of liability other than in the ordinary course of business or any failure to pay any liability when due;

3.5.7 Material write-offs or write-downs of any Assets of the Company;

3.5.8 transactions or commitments made, or any Contract or agreement entered into, by the Company relating to its Assets or business (including the acquisition or disposition of any Assets) or any relinquishment by the Company or any Contract or other right, in either case, Material to the Company, other than transactions and commitments in the ordinary course consistent with past practices and those contemplated in this Agreement;

3.5.9 damages, destruction or losses having, or reasonably expected to have, a Material Adverse Change on the Company; or

3.5.10 other conditions, events or occurrence which individually or collectively could reasonably be expected to have a Material Adverse Change to the Company.

3.6. Certain Proceedings. There is no Action pending against, or to the Knowledge of Company, threatened against or affecting, the Company by any Governmental Authority or other Person with respect to the Company that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, the Stock Exchange contemplated by this Agreement.

3.7. Certain Fees. No brokerage or finder’s fees or commissions are or will be payable by the Company to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other person with respect to the Transactions.

3.8. Tax Returns and Tax Payments. The Company has timely filed with the appropriate taxing authorities all Tax Returns required to be filed by it (taking into account all applicable extensions). All such Tax Returns are true, correct and complete in all respects. All Taxes due and owing by the Company have been paid (whether or not shown on any Tax Return and whether or not any Tax Return was required). No claim has ever been made in writing or otherwise addressed to the Company by a taxing authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. The unpaid Taxes of the Company have not, as of the Company’s Balance Sheet Date, exceeded the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the financial statements (rather than in any notes thereto). As of the Closing Date, the unpaid Taxes of the Company will not exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the books and records of the Company.

No Material claim for unpaid Taxes has been made or become a Lien against the property of the Company or is being asserted against the Company, no audit of any Tax Return of the Company is being conducted by a tax authority, and no extension of the statute of limitations on the assessment of any Taxes has been granted by the Company and is currently in effect.

As used herein, “Taxes” shall mean all taxes of any kind, including, without limitation, those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any governmental authority, domestic or foreign. As used herein, “Tax Return” shall mean any return, report or statement required to be filed with any governmental authority with respect to Taxes.

3.9. Material Agreements. Schedule 3.9 lists the following Contracts and other agreements (“Material Agreements”) to which the Company is a party: (i) any agreement (or group of related agreements) for the ownership or lease of real property; (ii) any agreement forming a partnership, strategic alliances, collaboration, profit sharing or joint venture; (iii) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money in excess of $75,000, or under which a security interest has been imposed on any of its Assets, tangible or intangible; (iv) any agreements relating to the acquisition (by merger, purchase of units or assets or otherwise) by the Company of any operating business or Material Assets or the capital stock of any other person; (v) any agreements for the sale of any of the Material Assets of the Company, other than in the ordinary course of business; (vi) any outstanding agreements of guaranty, surety or indemnification, direct or indirect, by the Company; and (vii) any other agreement under which the consequences of a default or termination could reasonably be expected to have a Material Adverse Change on the Company.

The Company has made available to Tengjun either an original or a correct and complete copy of each written Material Agreement. Except as set forth on Schedule 3.9, with respect to each Material Agreement to which the Company is a party thereto: (i) the agreement is the legal, valid, binding, enforceable obligation of the Company, as the case may be, and is in full force and effect in all Material respects, subject to bankruptcy and equitable remedies exceptions; (ii) (A) the Company is not in Material breach or default thereof and (B) no event has occurred which, with notice or lapse of time, would constitute a Material breach or default of, or permit termination, modification, or acceleration under, the Material Agreement; and (iii) the Company has not repudiated any Material provision of any of the Material Agreements.

3.10. Properties. The Company has good, clear and marketable title to all the tangible properties and tangible Assets reflected in the latest consolidated financial statements (the “Consolidated Financial Statements”) as being owned by the Company or acquired after the date thereof which are, individually or in the aggregate, Material to their business (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business). A list of Material Assets is set forth in Schedule 3.10 attached hereto. The Company has provided the Consolidated Financial Statements to Tengjun.

3.11. Board Recommendation. The board of directors of the Company (the “Company Board”) has determined that the terms of the Stock Exchange are fair to and in the best interests of the shareholders of the Company. The Company Board shall deliver written resolutions to approve and authorize the Stock Exchange contemplated herein on or before the Closing Date.

3.12. Undisclosed Liabilities. The Company has no liabilities or monetary obligations of any nature (whether fixed or unfixed, secured or unsecured, known or unknown and whether absolute, accrued, contingent, or otherwise) except for such liabilities or obligations reflected or reserved against in the Consolidated Financial Statements.

3.12 Good Title. Parent is the record and beneficial owner, and has good and marketable title to its Company Shares, with the right and authority to sell and deliver such Company Shares to Tengjun as provided herein. Upon registering Tengjun as the new owner of the Company Shares in the share register of the Company, Tengjun shall receive good title to such Company Shares, free and clear of all Liens.

3.13 No Conflicts. The execution and delivery of this Agreement by the Company (i) will not violate any Law, regulations or ordinances applicable to the Company; and (ii) will not violate or breach any contractual obligations of the Company based on any Contract to which the Company is a party and which prohibits the Transactions contemplated hereby.

3.14 Maintain Assets. Consistent with past practice, the Company shall maintain and keep its properties and assets in at least as good condition and repair, reasonable wear and tear excepted, as the condition and repair the properties and assets are in as of the date hereof.

3.15 Conduct of Business in Ordinary Course. The Company will carry on its business in the ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent with such business, use all reasonable best efforts consistent with past practice and policies to preserve intact its present business organization, keep available the services of its present officers, consultants and employees and preserve its relationships with customers, suppliers and distributors and others having business dealings with it.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF TENGJUN

Tengjun hereby represents, warrants, covenants and agrees as follows:

4.1. Organization, Standing and Corporate Power. Tengjun is a corporation duly organized, validly existing and in good standing under the Laws of the State of Nevada, has all requisite corporate authority and power, license, authorizations, consents and approvals to carry on its business as presently conducted and to own, hold and operate its properties and assets as now owned, held and operated by it, and is duly qualified to do business and in good standing in each jurisdiction in which the failure to be so qualified would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Tengjun.

4.2 Authority. Tengjun has all requisite authority and power, license, authorizations, consents and approvals to enter into and deliver this Agreement and any of the other ancillary documents to which Tengjun is a party and any other certificate, agreement, document or instrument to be executed and delivered by Tengjun in connection with the Transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder and to consummate the Transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any other ancillary documents by Tengjun and the performance Tengjun of its obligations hereunder and thereunder and the consummation by Tengjun of the Transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of Tengjun. Except filing with the Securities and Exchange Commission (the “SEC”) as required by the applicable securities laws, Tengjun does not need to give any notice to, make any filing with, or obtain any authorization, consent or approval of any Person or Governmental Authority in order for the Parties to execute, deliver or perform this Agreement or the transactions contemplated hereby. This Agreement has been, and ancillary documents to which Tengjun is a party will be, duly and validly authorized and approved, executed and delivered by Tengjun.

4.3. Shares of Common Stock and Capitalization. Tengjun Shares, when issued pursuant to this Agreement, will be duly and validly authorized and issued, fully paid and non-assessable. The authorized capital of Tengjun consists of 75,000,000 shares of capital stock, consisting of 70,000,000 shares of Common Stock, par value $0.001 per share, and 5,000,000 shares of Preferred Stock, par value $0.001. As of September 30, 2021, 46,023,459 shares of Common Stock were issued and outstanding and 0 share of Preferred Stock were issued and outstanding.

4.4. Compliance. Tengjun has complied with, is not in violation of, and has not received any notices of violation of any federal, state, local or foreign Law, judgment, decree, injunction or order, applicable to it, with respect to the conduct of its business or the ownership or operation of its business.

4.5. Tax Liabilities. Tengjun has timely filed with the appropriate taxing authorities all Tax Returns required to be filed by it (taking into account all applicable extensions). All such Tax Returns are true, correct and complete in all respects. All Taxes due and owing by Tengjun have been paid (whether or not shown on any Tax Return and whether or not any Tax Return was required). No claim has ever been made in writing or otherwise addressed to Tengjun by a taxing authority in a jurisdiction where Tengjun does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. As of the Closing Date, the unpaid Taxes of Tengjun will not exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the books and records of Tengjun.

No Material claim for unpaid Taxes has been made or become a Lien against the property of Tengjun or is being asserted against Tengjun, no audit of any Tax Return of Tengjun is being conducted by a tax authority, and no extension of the statute of limitations on the assessment of any Taxes has been granted by Tengjun and is currently in effect.

4.6. Undisclosed Liabilities. Tengjun has no liabilities or monetary obligations of any nature (whether fixed or unfixed, secured or unsecured, known or unknown and whether absolute, accrued, contingent, or otherwise) except for such liabilities or obligations reflected or reserved against in Tengjun’s Financial Statements.

4.7. Certain Fees. No brokerage or finder’s fees or commissions are or will be payable by Tengjun to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other person with respect to the Stock Exchange.

4.8. Board Determination. The board of directors of Tengjun (“Tengjun Board”) deems that the terms of the Stock Exchange to be fair to and in the best interests of Tengjun and its shareholders and will deliver a written consent with respect to the contemplated Stock Exchange to the Company before the Closing.

ARTICLE 5
CONDUCT PRIOR TO CLOSING

5.1 Conduct of Business. At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to the terms hereof or the Closing, the Company and the Selling Shareholders shall cause the Company to, (a) carry on its business diligently and in the usual, regular and Ordinary Course of Business, in substantially the same manner as heretofore conducted and in compliance with all applicable Laws, (b) pay or perform its material obligations when due, (c) use its commercially reasonable efforts, consistent with past practices and policies, to preserve intact its present business organization, keep available the services of its present officers and employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees and others with which it has business dealings, and (d) keep its business and properties substantially intact, including its present operations, physical facilities and working conditions. In furtherance of the foregoing and subject to applicable Law, the Selling Shareholders and Company shall confer with Tengjun, as promptly as practicable, prior to taking any material actions or making any material management decisions with respect to the conduct of the business of Tengjun.

5.2 Maintain Assets. Consistent with past practice, Selling Shareholders and the Company shall cause Company to maintain and keep its properties and assets in at least as good condition and repair, reasonable wear and tear excepted, as the condition and repair the properties and assets are in as of the date hereof.

ARTICLE 6
CHANGE OF MANAGEMENT

6.1. Change of Management. Upon the closing of the Stock Exchange , the Parent shall use its best efforts to cause Qiuping Lu, the Chief Executive Officer and Chief Financial Officer of the Company and a member of the Board, resign from her Executive positions and from Tengjun Board.

6.2 Appointment of Officers. Upon the closing of the Stock Exchange, the Parent shall use its best efforts to cause Tengjun Board appoint Xianchang Ma, the sole shareholder of Min Xing Biotechnolgy Ltd., as the Chief Executive Officer (the “CEO”) and Chief Financial Officer (the “CFO”) of the Company.

ARTICLE 7

CONDITIONS TO CLOSING

7.1 Closing Conditions. The following events described herein must occur or be caused to occur before the Closing, not including the Closing Date, unless any of the events is waived by all of the Parties collectively:

7.1.1 the representations and warranties of the Selling Shareholders, Company and Tengjun described respectively in Articles 2, 3, and 4 shall be true and correct in all Material respects on and as of the Closing Date with the same force and effect as if made on such a date;

7.1.2 the Parties shall have executed and delivered this Agreement and any ancillary documents necessary to effect the contemplated Stock Exchange;

7.1.3 Tengjun shall have completed its legal, accounting and business due diligence of the Selling Shareholders and the Company and the results thereof shall be satisfactory to Tengjun in its sole and absolute discretion;

7.1.4 The Sellers shall have completed their legal, accounting and business due diligence of Tengjun and the results thereof shall be satisfactory to the Selling Shareholders and Company in their sole and absolute discretion;

7.1.5 no Material Adverse Change in the business or financial condition of Tengjun and the Company shall have occurred or be threatened to occur since the date of this Agreement, and no action, suit or proceedings shall be threatened or pending before any court, governmental agency, authority or regulatory body seeking to restrain, prohibit or obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated by this Agreement or that, if adversely decided, has or may have a Material Adverse Change;

7.1.6 reserved;

7.1.7 reserved;

7.1.8 reserved;

7.1.10 The Parties shall have received all necessary regulatory approvals of the Stock Exchange contemplated by this Agreement, all notice and waiting periods required by law to pass shall have passed, no proceeding to enjoin, restrain, prohibit or invalidate such the Stock Exchange contemplated by this Agreement shall have been instituted or threatened, and any conditions of any regulatory approval shall have been met.

ARTICLE 8

CLOSING DELIVERIES

8.1. Closing. The closing (the “Closing”) of the transactions contemplated by this Agreement (the “Transactions”), shall take place remotely at the offices of Tengjun’s counsel’s office with the primary business address at 1185 Avenue of Americas, 31st Floor, New York, NY 10036, commencing upon the satisfaction or waiver of all conditions and obligations of the Parties to consummate the Transactions on the Effective Date or another date as the Parties shall mutually agree (the “Closing Date”).

8.2. Deliveries from Tengjun. On the Closing Date, the Tengjun shall complete and deliver the following to the Company and Selling Shareholders:

8.2.1 a board resolution of Tengjun’s Board to approve and ratify this Agreement, the New Issuance, and the appointment of Xianchang Ma as the CEO and CFO of Tengjun and all the ancillary documents and actions to consummate the Transactions contemplated herein;

8.2.2 reserved; and

8.2.3 a transmittal letter (the “Transmittal letter”) to Tengjun’s transfer agent Securities Transfer Corporation (or its successor) to issue Tengjun Shares to Selling Shareholder’s.

8.3. Deliveries from the Company. On the Closing Date except as specified below, the Company shall deliver or cause to be delivered to Tengjun the following:

8.3.1 a board resolution of the Company Board to approve and ratify this Agreement and all of the ancillary documents and actions to consummate the Transactions contemplated herein;

8.3.2 reserved; and

8.3.3 promptly after the Closing, an updated register of members (the “ROM”) of the Company to reflect Tengjun’s ownership in the Company, which will be equal to 100% of the issued and outstanding equity interest in the Company.

8.4. Deliveries from the Selling Shareholders. On or prior to the Closing Date, each Selling Shareholder shall deliver or cause to be delivered to the Company and Tengjun the following:

8.4.1 any documents or instruments necessary to effect the Share Exchange and the transactions contemplated herein.

ARTICLE 9

POST CLOSING DELIVERIES

9.1. Change of the Tengjun’s Shareholder Record and the Company’s Shareholder Registration. As soon as practicable after the Closing, Tengjun shall cause its transfer agent to update the shareholder record based on the Transmittal Letter and the Company shall have its ROM updated to show that Tengjun has become the sole member of the Company.

ARTICLE 10

TERMINATION

10.1. Termination. This Agreement may be terminated and rescinded at any time (the “Termination Date”) prior to the Closing Date:

10.1.1 by mutual written agreement of the Company and Tengjun duly authorized by the Company Board and Tengjun Board;

10.1.2 by either the Company or Tengjun, if any of the two Parties (which, in the case of Company, shall mean the Company or Selling Shareholder’s) has breached any Material representation or warranty set forth in this Agreement and such breach has resulted or can reasonably be expected to result in a Material Adverse Change on such other Parties or would prevent or Materially delay the consummation of the Transactions; or

10.1.3 by any Party, if a permanent injunction or other Order by any court which would make illegal or otherwise restrain or prohibit the consummation of the Transactions shall have been issued and shall have become final and non-appealable.

10.2. Notice of Termination. Any termination of this Agreement under Sections 10.1.2 and 10.1.3 will be effective immediately upon the delivery of written notice of the terminating Party to the other Parties hereto specifying with reasonable particularity the reason for such termination.

ARTICLE 11

MISCELLANEOUS

11.1. Entire Agreement. This Agreement constitutes the entire agreement among the Parties relating to the subject matter hereof, superseding any and all prior or contemporaneous oral and prior written agreements, understandings and letters of intent. This Agreement may not be modified or amended nor may any right be waived except by a writing which expressly refers to this Agreement, states that it is a modification, amendment or waiver and is signed by all Parties with respect to a modification or amendment or the Party granting the waiver with respect to a waiver. Neither course of conduct or dealing nor trade custom or usage shall modify any provisions of this Agreement.

11.2. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions contemplated hereby is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible, in a mutually acceptable manner, to the end that Transactions are fulfilled to the extent possible.

11.3. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, regardless of the conflicts of law principles.

11.4. Parties in Interest. This Agreement shall be binding upon and inure to the benefits of the Parties hereto.

11.5. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one Party, but all such counterparts taken together will constitute one and the same Agreement. This Agreement, to the extent delivered by means of a facsimile machine or electronic mail (any such delivery, an “Electronic Delivery”), shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any Party hereto, each other Party hereto shall re-execute original forms hereof and deliver them in person to all other Parties.

11.6. Liquidated Damages. The Parties hereto acknowledge and agree that one million ($1,000,000) dollars shall constitute liquidated damages and not penalties and are in addition to all other equitable rights of each Party, including the right to claim a default. The Parties further acknowledge that (i) the amount of loss or damages likely to be incurred is incapable or is difficult to precisely estimate, (ii) the amounts specified in such subsections bear a reasonable relationship to, and are not plainly or grossly disproportionate to, the probable loss likely to be incurred in connection with any failure by the non-performance of a Party, (iii) one of the reasons for all of the Parties reaching an agreement as to such amounts was the uncertainty and cost of litigation regarding the question of actual damages, and (iv) the Parties are sophisticated business parties and have negotiated this Agreement at arm’s length.

ARTICLE 12

DEFINITIONS

The following terms, as used in the Agreement, have the following meanings:

“Agreement” shall have the meaning set forth in the Preamble.

“Assets” shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person’s business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

“Closing” shall have the meaning set forth in Section 8.1 of the Agreement.

“Closing Date” shall have the meaning set forth in Section 8.1 of the Agreement.

“Common Stock” shall mean the common stock of Tengjun.

“Company” shall have the meaning set forth in the Preamble.

“Company Board” shall have the meaning set forth in Section 3.11 of the Agreement.

“Company Share(s)” shall have the meaning set forth in the Recitals of the Agreement.

“Company’s Balance Sheet Date” shall refer to December 31, 2020.

“Consolidated Financial Statements” shall have the meaning set forth in Section 3.10 of the Agreement.

“Contract” means any written or oral agreement, arrangement, commitment, contract, indenture, instrument, lease, obligation, plan, restriction, understanding or undertaking of any kind or character, or other document to which any Person is a party or by which such Person is bound

“Dollars” shall mean the lawful currency of the United States unless otherwise defined.

“Electronic Delivery” shall have the meaning set forth in Section 11.5 of the Agreement.

“Governmental Entity” shall mean any government or any agency, bureau, board, directorate, commission, court, department, official, political subdivision, tribunal, or other instrumentality of any government, whether federal, local, domestic or foreign.

“Knowledge” means the actual knowledge of the officers of a party, and knowledge that a reasonable person in such capacity should have after due inquiry.

“Law” means any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, liabilities or business, including those promulgated, interpreted or enforced by any Governmental Entity.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interests or encumbrance of any kind in respect to such asset, other than any encumbrances created by the Parent.

“Material” and “Materially” for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine Materiality in that instance.

“Material Agreements” shall have the meaning set forth in Section 3.9 of the Agreement.

“Material Adverse Change” means, with respect to any Person or Party, a material adverse change on the condition (financial or otherwise), business, Assets, liabilities or the reported or reasonably anticipated future results or prospects of such Person taken as a whole; provided, however, that any adverse change, event, development or effect arising from or relating to any of the following shall not be taken into account in determining whether there has been a material adverse change: (a) general business or economic conditions, (b) national or international political or social conditions, including the engagement by or Taiwan in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon Taiwan, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of Taiwan, (c) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (d) changes in generally accepted accounting principles, (e) changes in laws, rules, regulations, orders, or other binding directives issued by any Governmental Entity or (f) the taking of any action required by this Agreement and the other agreements contemplated hereby.

“Order” means any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any Governmental Entity.

“Party” or “Parties” shall have the meaning set forth in the Preamble.

“Person” means an individual, a corporation, a partnership, an association, a trust, a limited liability company or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

“Preferred Stock” shall mean the preferred stock of Tengjun.

“Selling Shareholder” or “Selling Shareholders” shall have the meaning set forth in the Preamble.

“Tax” or “Taxes” shall have the meaning set forth in Section 3.8 of the Agreement.

“Tax Return(s)” shall have the meaning set forth in Section 3.8 of the Agreement.

“Tengjun Board” shall have the meaning set forth in Section 4.8.

“Tengjun Shares” shall have the meaning set forth in the preamble.

“Termination Date” shall have the meaning set forth in Section 10.1 of the Agreement.

“Transactions” shall mean the transactions contemplated by the Parties under this Agreement and the related documents.

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【Signature Page for the Share Purchase/ Exchange Agreement】

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

TENGJUN BIOTECHNOLOGY CORP.

By:	/s/ Qiuping Lu
Name:	Qiuping Lu
Title:	Chief Executive Officer

COMPANY: Tengjunxiang Biotechnology Co. Ltd.

By:	/s/ Xianchang Ma
Name:	Xianchang Ma
Title:

SELLING SHAREHOLDERS:

Min Xing Biotechnolgy Ltd

By:	/s/ Xianchang Ma
Name:	Xianchang Ma
Title:	Director, Sole Shareholder

Pastoral Technology Co., Ltd.

By:	/s/ Jin Tian
Name:	Jin Tian
Title:	Director, Sole Shareholder

Shu Zhilin Trading Co., Ltd.

By:	/s/ Shuxin Zhang
Name:	Shuxin Zhang
Title:	Director, Sole Shareholder

Teng Rui Xiang Bio-Tech Ltd.

By:	/s/ Ruiming Zhou
Name:	Ruiming Zhou
Title:	Director, Sole Shareholder

Aihua Trading Co., Ltd

By:	/s/ Huannai Gao
Name:	Huannai Gao
Title:	Director, Sole Shareholder

Rock Climbing Technology

By:	/s/ Pan Shi
Name:	Pan Shi
Title:	Director, Sole Shareholder

Langaosha Trading Co., Ltd.

By:	/s/ Meilin Chu
Name:	Meilin Chu
Title:	Director, Sole Shareholder

Min Cheng Biotechnology Ltd

By:	/s/ Zhenguo Li
Name:	Zhenguo Li
Title:	Director, Sole Shareholder

Kangfan Technology Co., Ltd

By:	/s/ Fenfen Li
Name:	Fenfen Li
Title:	Director, Sole Shareholder

Chaorong Technology Co., Ltd

By:	/s/ Xuewei Cui
Name:	Xuewei Cui
Title:	Director, Sole Shareholder

Shengrui Biotechnology Co., Ltd.

By:	/s/ Liuhong Liu
Name:	Liuhong Liu
Title:	Director, Sole Shareholder

Exhibit A

Name of Selling Shareholders	Ordinary Shares Held in the Company Prior to Closing	Ordinary Shares Held in the Company After Closing	Common Shares Held in Parent Prior to Closing	Common Shares Held in Parent After Closing	Percentage of Common Shares Held in Parent After Closing
Min Xing Biotechnolgy Ltd (wholly-owned and controlled by Xianchang Ma)	350,000,000	0	0	13,500,000	20.67%
			(excluding Xianchang Ma’s holding of 2,500,000 Tengjun Shares)
Pastoral Technology Co., Ltd.	15,000,000	0	0	578,571	0.89%
Shu Zhilin Trading Co., Ltd.	15,000,000	0	0	578,571	0.89%
Teng Rui Xiang Bio-Tech Ltd.	15,000,000	0	0	578,571	0.89%
Aihua Trading Co., Ltd	15,000,000	0	0	578,571	0.89%
Rock Climbing Technology	15,000,000	0	0	578,571	0.89%
Langtaosha Trading Co., Ltd.	15,000,000	0	0	578,571	0.89%
Min Cheng Biotechnology Ltd	15,000,000	0	0	578,571	0.89%
Kangfan Technology Co., Ltd.		0	0	578,571	0.89%
Chaorong Technology Co., Ltd.	15,000,000	0	0	578,571	0.89%
Shengrui Biotechnology Co., Ltd.	15,000,000	0	0	578,571	0.89%
TOTAL	500,000,000	0	0	19,285,714	29.53%
Tengjun Biotechnology Corp. (the “Parent”)	0	500,000,000	-	-	-